Exhibit 99.2

Zymeworks Announces Election of Directors and

Voting Results from Shareholder Meeting

Vancouver, Canada (May 3, 2019) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 2, 2019 (the “Meeting”).

Shareholder Voting Results

The Shareholders voted on the following matters at this year’s Meeting.

Proposal 1 – Election of Directors

The nominees listed in Zymeworks’ proxy statement dated March 18, 2019 (the “Proxy Statement”) were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		Votes For		Votes Withheld
Kenneth Hillan	Carried	18,394,190 (99.92%	)	14,339 (0.08%	)
Natalie Sacks	Carried	18,395,416 (99.93%	)	13,113 (0.07%	)

Proposal 2 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, KPMG LLP. Detailed results of the votes are set out below:

	Outcome of the Vote	Votes by Ballot
Proposal 2		Votes For		Votes Withheld
Appointment of KPMG LLP	Carried	23,430,739 (99.88%	)	28,799 (0.12%	)

Full details of all proposals are fully described in the Proxy Statement available on the Company’s profile on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. The Company’s suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel Azymetric™ bispecific antibody currently in Phase 2 clinical development. The Company’s second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep preclinical pipeline in immuno-oncology and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through multiple strategic partnerships with eight global biopharmaceutical companies. For more information, visit www.zymeworks.com.

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net